Exhibit 99.1

Contact: James A. Tracy
VP Finance/CFO
508 650-9971 ext. 315
jtracy@visionsciences.com

VISION-SCIENCES, INC.  Announces Third Fiscal Quarter Results

Medical Sales Increase by 82%
Company Attains Profitability

NATICK, Mass., Jan 26, 2004 /PRNewswire-FirstCall/ — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for the third fiscal quarter ended December 31, 2003 (Q3 04).  For Q3 04, sales increased by 66% to $2.72 million, compared to $1.64 million in the three months ended December 31, 2002 (Q3 03).  Net income was $27,754 in Q3 04, or $0.00 per share, compared to a net loss of $525,894, or $0.02 per share, in Q3 03.  Net income was impacted positively by a non-cash credit of $132,531 in Q3 04 for stock-based compensation, compared to a credit of $10,070 in Q3 03.  Full results for Q3 04 will be published in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the SEC by February 13, 2004.

Sales of the medical segment increased in Q3 04 by 82%, to $1.77 million, compared to $.97 million in Q3 03.  Ron Hadani, President and CEO, stated “We are pleased to report the increase in sales is due to both volume increases of Ear-Nose-Throat (“ENT”) endoscopes and ENT SOS EndoSheaths to the domestic market of approximately $.265 million, and also to sales of new products that were approximately $.567 million.  The new products include endoscopes and EndoSheaths for Trans-nasal esophagoscopy (“TNE”).  We expect sales of these products to continue to grow over the next twelve months.  The higher sales volume of all these products was due to our exclusive agreement with Medtronic Xomed, Inc.  This third quarter was our first full fiscal quarter of the 3-year agreement, which was signed at the end of August 2003.”

The higher sales of the ENT and TNE products contributed to the increased gross profit of $891,669 in Q3 04, compared to $346,931 in Q3 03.  Mr. Hadani reported, “In addition to the higher unit volume, the in-house manufacturing equipment we installed last fiscal year for the ENT SOS products has resulted in lower unit costs.  Reduction of our manufacturing costs is the second component in our strategy and we plan to aggressively extend this further as our subcontractor gets into full production in the Spring.”

Lastly, Mr. Hadani stated “Our third strategic component, which is product development, continues in high gear.  We expect to release products for new markets and applications, such as urology, pediatric ENT and TNE therapeutic during the next six months.  As a result, we expect our R&D costs to continue to be higher than last year in our fourth quarter, and to grow further in fiscal year 2005.”

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath System, which enable physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes, while providing quick and efficient product turnover and ensuring the patient a contaminant-free product. Information about Vision Sciences products is available on the Internet at www.EndoSheath.com, and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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